Exhibit 4.12

THE SECURITIES EVIDENCED HEREBY and the SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE BLUE SKY LAWS AND MAY BE OFFERED, SOLD AND TRANSFERRED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE ACT AND RELEVANT STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER THE ACT AND STATE SECURITIES LAWS IS NOT REQUIRED

Issue Date:	September 28, 2018

CVRx, inc.
Warrant to Purchase Series G Convertible Preferred Stock

This warrant (“Warrant”) certifies that, for value received, Biosense Webster, Inc., or its successors or assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from CVRx, Inc., a Delaware corporation (the “Company”), shares of the Company’s Series G Convertible Preferred Stock (the “Warrant Shares”).

1.       Termination Letter Agreement. This Warrant is being issued pursuant to the terms of that certain Structured Rights Termination Letter Agreement between the Holder and the Company dated as of the Issue Date above (the “Termination Letter Agreement”). By acceptance of this Warrant, the Holder expressly agrees, for the benefit of the present and future holders of this Warrant or the securities issuable upon exercise of this Warrant, to be bound by the provisions of this Warrant and the Termination Letter Agreement. All capitalized terms not otherwise defined herein having the meaning set forth in the Termination Letter Agreement.

2.       Number of Shares. The number of Warrant Shares that the Holder may purchase by exercising this Warrant is equal to 20% of the sum of (i) the number of shares of Series G Convertible Preferred Stock that Johnson & Johnson Innovation – JJDC, Inc. has purchased under the Series G Preferred Stock Purchase Agreement dated as of May 31, 2016 by and between the Company and the investors named on Schedule A thereto (the “Series G Purchase Agreement”) and (ii) the number of shares of common stock of the Company that JJDC has purchased from the Company contemporaneous with a Public Company Transaction, provided that the total number of Warrant Shares shall not exceed 10,000,000. Upon the automatic conversion of all outstanding shares of the Company’s Series G Convertible Preferred Stock into common stock, this Warrant shall become exercisable into that number of shares of the Company’s common stock into which the Warrant Shares would then be convertible (but may be exercised only in accordance with Section 4 below).

3.       Exercise Price. The purchase price for the Warrant Shares shall be $0.01 per share, subject to adjustment as set forth below (the “Exercise Price”).

4.       Exercise of Warrant. This Warrant shall be exercisable if and only if a Public Company Transaction is consummated. A “Public Company Transaction” includes any transaction that results in the Company’s common stock being registered with the Securities and Exchange Commission or any equivalent public offering in any other jurisdiction, including any initial public offering, a registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended, or a reverse merger of the Company into a shell company that is registered with the Securities and Exchange Commission. The Company shall notify the Holder at least 15 business days prior to the consummation of a Public Company Transaction, which notice shall also reference this Warrant and provide the timeline in which to respond to exercise this Warrant.

5.       Mechanics of Exercise. While this Warrant remains outstanding and exercisable, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. The exercise shall be effected by: (a) the surrender of a completed Notice of Election, in the form attached hereto as Exhibit A, and this Warrant (the “Subscription Documents”) to the Company at the address set forth on the signature page hereto; and (b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of shares being purchased. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends), and in any event within 30 days of the delivery of the subscription notice. In the event this Warrant is exercised for less than all of the then-current number of shares purchasable hereunder, the Company shall, concurrently with the issuance of the certificates referenced in the prior sentence, issue a new warrant exercisable for the remaining number of shares purchasable under this Warrant.

6.       Net Exercise. In lieu of exercising this Warrant pursuant to Section 5, the Holder may elect to receive, without the payment by the Holder of any additional consideration, Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Company at the address set forth on the signature page hereto together with notice of such election, in which event the Company shall issue to the holder hereof a number of Warrant Shares computed using the following formula:

X	= Y (A–B)
A

where:	X =	The number of Warrant Shares to be issued to the Holder pursuant to this net exercise;

	Y =	The number of Warrant Shares in respect of which the net issue election is made;

	A =	The fair market value of one Warrant Share at the time the net issue election is made; and

	B =	The Exercise Price (as adjusted to the date of the net issuance).

For purposes of this Warrant, the fair market value of one Warrant Share as of a particular date shall be determined as follows: (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the net exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s board of directors; provided, that, if the Warrant is being exercised upon the consummation of a public offering of the Company’s common stock and the Warrant Shares are shares of the Company’s common stock, the fair market value will be the product of (x) the “price to public” of one share of the Company’s common stock in the public offering multiplied by (y) the number of shares of common stock into which each Warrant Share is convertible at the time of the public offering.

7.       Expiration of Warrant. This Warrant and all rights hereunder shall expire on the earlier of (i) the date the warrant contemplated by paragraph 1 of the Termination Letter Agreement becomes exercisable or converts into shares of the Company and (ii) 180 days after receipt by the Holder of the PMA-2 Data.

8.       Issuance of Shares. The Company covenants that the Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, when issued pursuant to the terms of this Warrant, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issuance thereof other than those imposed by the Holder. The Company further covenants and agrees that the Company will at all times during the Exercise Period authorize and reserve, free from preemptive rights, a sufficient number of Warrant Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized by unissued Warrant Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued Warrant Shares to such number as shall be sufficient for such purposes.

9.       Adjustments in Warrant Shares and Exercise Price. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant will be proportionately adjusted to reflect any stock split, stock dividend, merger, reorganization, consolidation, combination or similar event, including an Acquisition or Asset Transfer, affecting the outstanding series of capital stock that constitutes the Warrant Shares, and adequate provision will be made to assure that upon exercise of this Warrant the Holder receives consideration that is the same, or as nearly similar as is reasonably practicable, as the Holder would have received if the Holder had exercised this Warrant immediately prior to such event. The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant.

10.       No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

11.       No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote the Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights, or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

12.       Market Stand-Off. The Holder agrees that the Warrant Shares and any shares of the Company’s common stock issuable upon conversion thereof shall be subject to the Market Stand-Off provisions in Section 2.10 of the Company’s Seventh Amended and Restated Investors’ Rights Agreement dated as of August 5, 2016, as amended and in effect from time to time, and that the Holder shall comply with the restrictions on a “Holder” in such Section 2.10.

12.       Transferability. The Holder may only sell, assign, dispose of otherwise transfer this Warrant to an Affiliate of Johnson & Johnson or with the prior written consent of the Company. Prior to any transaction that would result in a change of control of the Holder or would result in the Holder no longer being an Affiliate of Johnson & Johnson, the Holder shall assign this Warrant to Johnson & Johnson or an Affiliate of Johnson & Johnson. For purposes of this Warrant, an “Affiliate” of Johnson & Johnson means any person or legal entity directly or indirectly controlled by, controlling or under common control with Johnson & Johnson. For the purposes of this definition, “control” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of an individual, corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

13.       Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes if done in compliance with the Structured Rights Letter Agreement. In addition to and not in lieu of the notice requirements set forth in the Structured Rights Letter Agreement, another copy of the notice shall be sent via email to Kevin Norman, Senior Counsel Equity Transactions at knorman6@its.jnj.com.

14.       Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15.       Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

[Remainder of page intentionally left blank—signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first written above.

CVRx, Inc.
a Delaware corporation

By:	/s/ Nadim Yared
Nadim Yared
Chief Executive Officer

CVRx, Inc.
Attn: Chief Financial Officer
9201 West Broadway Avenue, Suite 650
Minneapolis, MN 55445

Exhibit A

Notice of Election

To:	CVRx, Inc.
9201 West Broadway Avenue, Suite 650
Minneapolis, MN 55445

The undersigned hereby elects to [check applicable subsection]:

_________	(a)	purchase [all of the shares] [____________ of the shares] [cross out inapplicable phrase] purchasable under the Warrant pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under this Warrant accompanies this notice;
OR
_________	(b)	Exercise the attached Warrant for [all of the shares] [____________ of the shares] [cross out inapplicable phrase] purchasable under the Warrant pursuant to the net exercise provisions of this Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring the shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof. The undersigned acknowledges and agrees it is bound by the obligations and covenants set forth in this Warrant.

HOLDER:

Address:

Date:

Name in which shares should be registered: